Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of National Bancshares Corporation on Form S-8 of our report dated March 21, 2008 on the consolidated financial statements of National Bancshares Corporation appearing in the December 31, 2007 Form 10-K of National Bancshares Corporation.
Crowe Horwath LLP
Cleveland, Ohio
January 19, 2009